UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 25, 2008

SUSQUEHANNA BANCSHARES, INC.

(Exact Name of Registrant Specified in Charter)

Pennsylvania	001-33872	23-2201716
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

26 North Cedar Street, Lititz, Pennsylvania	17543
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (717) 626-4721

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.	Costs Associated with Exit or Disposal Activities.

On September 25, 2008, based upon the recommendation of management, the board of directors of Susquehanna Bancshares, Inc. (“Susquehanna”) approved a plan of restructuring relating to Susquehanna’s previously announced consolidation of its three banking subsidiaries into one subsidiary. It is expected that the consolidation, which is scheduled to occur on October 10, 2008, will improve efficiency, customer service and product delivery.

Susquehanna expects to have the following future cash expenditures and expects to incur a one-time charge of $2.5 million during third quarter, which charge is estimated to be comprised of the following:

Estimated Restructuring Expenses Associated with the Consolidation

(in thousands)

Restructuring expenses:
Employee termination benefits	$1,600
Legal fees	250
Technology costs	650

Total restructuring expenses	$2,500

The primary reason for the difference between this amount of $2.5 million for the one-time charge and the amount of $6.0 million - $8.0 million previously estimated is the elimination of anticipated incentives relating to the plan of restructuring. As a result of the plan of restructuring, Susquehanna expects to realize approximately $20.0 million of annualized expense reduction of which approximately half would be realized in salary and benefit cost reductions and the remaining amount as a reduction of other non-interest expenses.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On September 25, 2008, based upon the recommendation of management, the compensation committee of the board of directors of Susquehanna and the board of directors approved the elimination of the cash incentive component of the Susquehanna Incentive Plan for all participants during the fiscal year ending December 31, 2008. This decision was based upon the determination that, given current market conditions for the financial services industry, an incentive plan with cash payments earned for performance during 2008 would not be prudent.

Item 8.01.	Other Events.

On September 25, 2008, the board of directors authorized the commitment of up to $2.1 million to mitigate losses of customers of Valley Forge Asset Management Corp. (“VFAM”), Susquehanna’s wholly-owned subsidiary, who held positions in The Primary Fund, a money market mutual fund managed by The Reserve, an independent mutual fund company.

On September 16, 2008, The Reserve publicly disclosed that The Primary Fund’s net asset value had dropped below $1.00 to $0.97 per share. VFAM initiated a redemption request for its clients’ assets invested in The Primary Fund following this announcement which was processed by The Reserve on September 19, 2008. Since that time, the Securities and Exchange Commission has granted an order, requested by The Reserve, to suspend all redemption requests for The Primary Fund and to allow for the postponement of redemption payments, temporarily leaving retail investors without access to their short-term cash. Based upon information from The Reserve, Susquehanna believes that The Primary Fund’s net asset value upon an orderly liquidation will be $0.97 per share. Should customers receive less than $1.00 per share from The Primary Fund upon liquidation, the $2.1 million committed by Susquehanna will be available to mitigate customer losses up to $0.03 per share of The Primary Fund.

This report includes forward-looking statements as that term is defined in the U.S. Private Securities Litigation Reform Act of 1995. In particular, this report includes forward-looking statements regarding Susquehanna’s future cash expenditures in the third quarter related to the plan of restructuring, Susquehanna’s expected annualized expense reductions as a result of restructuring and the expected net asset value of The Primary Fund. These statements are subject to certain risks and uncertainties including risks relating to Susquehanna’s ability to execute on plan of restructuring, its ability to estimate third party expenses, its ability to motivate and retain key members of the restructuring team, adverse customer reaction to the bank consolidation, The Reserve’s ability to liquidate The Primary Fund as expected, changes in the regulatory environment, unforeseen actions taken by regulators and the other risks set forth in Susquehanna’s filings with the Securities and Exchange Commission. As a result, actual results may differ materially from the forward-looking statements in this report. Susquehanna encourages readers of this report to understand forward-looking statements to be strategic objectives rather than absolute targets of future performance. Forward-looking statements speak only as of the date they are made. Susquehanna does not intend to update publicly any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events except as required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUSQUEHANNA BANCSHARES, INC.
(Registrant)

By:	/s/ Drew K. Hostetter
Drew K. Hostetter
Executive Vice President and Chief Financial Officer

Dated: September 29, 2008